Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Fiscal 2009 Second-Quarter Results

(Quarter Ended April 30, 2009)

Highlights

▪	Cash position increased to $9.6 million from $8.7 million at the end of the first quarter
▪	Company continues to be debt free
▪	Gross margin for the quarter rises to 53.2% from 52.4% a year ago
▪	Operating expenses reduced by $727,000 from prior-year second quarter
▪	Pro-forma cash basis net income positive for both fiscal 2009 second quarter and first half

ST. PAUL, Minn. - (May 28, 2009) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal second quarter ended April 30, 2009.

For the 2009 second quarter, Angeion posted a net loss of $225,000, or $0.05 per diluted share, on revenues of $6.2 million. This is an improvement from a 2008 second-quarter net loss of $373,000, or $0.09 per diluted share, on revenues of $7.3 million. Second-quarter revenues were adversely impacted by the economic downturn and its continued pressure on capital spending by hospitals and clinics. In spite of the $1.1 million year-over-year revenue decline, Angeion improved its second-quarter profitability by $148,000, or $0.04 per diluted share, due to stronger gross margin and a $727,000 year-over-year reduction in operating expenses.

“From a top-line perspective, we are continuing to experience the softening impact of today’s weak global economy. This is causing slowdowns in hospital orders, delayed implementation of capital projects, and cuts in capital and operating budgets,” said Rodney A. Young, Angeion’s President and Chief Executive Officer. “However, despite a challenging selling environment, our sales and marketing efforts remain strong. We have initiatives in place to ensure we sustain Angeion’s market presence and we will be well positioned when capital budgets are fully reinstated. Additionally, we are effectively managing expenses to maximize profits. Our diligent efforts resulted in second-quarter increases in cash, gross margin and pro-forma net income.”

(more)	1

On a sequential basis, while fiscal 2009 second-quarter revenues decreased by $224,000 from fiscal first-quarter revenues of $6.4 million, net loss improved by $397,000, or $0.10 per diluted share. The sequential second-quarter net loss improvement related to a two percentage point gross margin increase, as well as an operating expense decrease of $397,000. Lower expenses were due to 2009 non-recurring first-quarter reserves and accruals, as well as eliminating a portion of senior management’s 2009 incentive bonus accrual, given financial performance to date.

For the six months ended April 30, 2009, Angeion reported a net loss of $847,000, or $0.21 per diluted share, on revenues of $12.6 million. This compares to a net loss of $1.0 million, or $0.26 per diluted share, on revenues of $14.8 million for the 2008 six-month period. Approximately $695,000 of the 2009 six-month decrease in revenues was due to the conclusion of a non-recurring clinical trial program in the prior year. Further, and as noted above, 2009 revenues were adversely affected by the economic downturn’s impact on capital spending by hospitals and clinics. In spite of the $2.2 million six-month revenue decrease, however, Angeion improved its first-half 2009 net loss by $201,000, or $0.05 per diluted share, due to stronger gross margin and a $1.3 million operating expense reduction.

On a pro-forma basis, Angeion reported improved net income for the fiscal 2009 second quarter. After adding back non-cash charges for depreciation, amortization and stock-based compensation expense, the Company generated $247,000 in pro-forma net income for the quarter. Angeion continues to believe that this pro-forma information is helpful in an analysis of its operating results by eliminating the non-cash items noted in the table below. A reconciliation of GAAP basis net loss to a pro-forma net income follows:

(in $000s)	Q1 FY09	Q2 FY09	1st Half FY09
GAAP basis net loss	$(622)	$(225)	$(847)
Depreciation and amortization expense	293	289	582
Stock-based compensation expense	182	183	365
Pro-forma net income/(loss)	$(147)	$247	$100

As the table indicates, for the first half ended April 30, 2009, the Company generated pro-forma net income of $100,000 despite the difficulties posed by the current economic climate.

Angeion’s cash flow statement shows that the Company reported $567,000 in positive operating cash flow in the fiscal 2009 second quarter, due largely to tight working capital management. Cash on hand at April 30, 2009, was $9.6 million, up from $8.7 million at the end of the fiscal 2009 first quarter. The Company has no debt. At quarter-end Angeion had $2.34 in cash per outstanding share.

Looking Ahead

Said Young, “Longer term we’re implementing strategies to capitalize on the growth opportunities available in both our commercial fitness and cardiorespiratory diagnostic systems markets. Our focus continues to be to drive revenue growth in both the U.S. and internationally, as well as to improve profitability.”

(more)	2

According to Young, there were several highlights from the quarter that bode well for Angeion’s future.

▪

In its most recently published ranking of the country’s best hospitals, U.S. News & World Report specifically identified the top-40 best respiratory disorder hospitals. Of these, Angeion is proud to include 37 as customers of its MedGraphics brand of products—including all of the top 25. Within the top-25 hospitals were such prestigious centers as Mayo Clinic, Johns Hopkins, Cleveland Clinic and UCLA Medical Center.

▪

Company products were very well received when MedGraphics exhibited at the 2009 American Thoracic Society (ATS) International Conference on May 15-20. The Angeion team took multiple product orders and documented more than 150 solid sales leads.

▪

Angeion has achieved continued success in driving cost-management initiatives to further increase gross margins and lower operating expenses. This remains a high priority as the Company aggressively works to weather the ongoing economic downturn.

Concluded Young, “Angeion has the operational processes, financial position and right-sized infrastructure to spur growth when customer spending rebounds. Our leading-edge products, technologies and programs position us well to succeed in our key markets. Moreover, our strategic growth priorities remain constant and we have a broad range of initiatives underway to drive the company forward—from our overall performance improvement efforts to international distribution partner expansion and new product introductions. Though economic conditions remain challenging, we are optimistic about our future.”

Investor Conference Call

Angeion will hold an investment community conference call today, Thursday, May 28, 2009, beginning at 4:00 p.m. CST. Rodney Young, President and CEO, and William J. Kullback, SVP and CFO, will review second-quarter performance and discuss the company’s strategies. To join the conference call, dial 1-877-941-1848 (international 1-480-629-9692) and provide the conference identification number 4068549 to the operator. A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CDT on Friday, June 5, 2009. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter passcode: 4068549#.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

(more)	3

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including; (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) our ability to successfully operate our business including our ability to develop, improve, and update our cardiorespiratory diagnostic products and successfully sell these products under the MedGraphics and New Leaf brand names into existing and new markets; (4) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (5) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (6) our ability to effectively manufacture and ship products in required quantities to meet customer demands; (7) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (9) our ability to defend our intellectual property, (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures, and (11) our dependence on third-party vendors.

Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2008.

Contact:	William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

-- Financials Follow --

(more)	4

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings

(unaudited, in thousands except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2009	2008	2009	2008
Revenues
Equipment and supply sales	$5,395	$6,405	$10,965	$13,037
Service revenue	812	912	1,673	1,789
	6,207	7,317	12,638	14,826
Cost of revenues
Cost of equipment and supplies	2,811	3,346	5,859	6,961
Cost of service revenue	91	135	172	251
	2,902	3,481	6,031	7,212

Gross margin	3,305	3,836	6,607	7,614

Operating expenses:
Selling and marketing	1,615	2,312	3,413	4,683
General and administrative	998	1,049	2,152	2,367
Research and development	729	708	1,516	1,326
Amortization of intangibles	182	182	364	364
	3,524	4,251	7,445	8,740

Operating loss	(219)	(415)	(838)	(1,126)
Interest income	—	42	4	105

Loss before taxes	(219)	(373)	(834)	(1,021)
Provision for taxes	6	—	13	27

Net loss	$(225)	$(373)	$(847)	$(1,048)

Loss per share - basic
Net loss per share	$(0.05)	$(0.09)	$(0.21)	$(0.26)

Loss per share - diluted
Net loss per share	$(0.05)	$(0.09)	$(0.21)	$(0.26)

Weighted average common shares outstanding
Basic	4,120	4,090	4,110	4,089
Diluted	4,120	4,090	4,110	4,089

(more)	5

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

April 30, 2009 and October 31, 2008

(in thousands except share and per share data)

	April 30, 2009	October 31, 2008
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$9,640	$9,047
Accounts receivable, net of allowance for doubtful accounts of $176 and $283, respectively	4,862	5,446
Inventories, net of obsolescence reserve of $693 and $597, respectively	4,909	5,143
Prepaid expenses and other current assets	289	292
Total current assets	19,700	19,928

Property and equipment, net of accumulated depreciation of $3,115 and $2,897, respectively	761	937
Intangible assets, net	1,742	2,100
Total Assets	$22,203	$22,965

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,382	$1,544
Employee compensation	1,186	1,288
Deferred income	1,489	1,531
Warranty reserve	158	157
Other current liabilities and accrued expenses	397	380
Total current liabilities	4,612	4,900

Long-term liabilities:
Long-term deferred income	723	789
Total Liabilities	5,335	5,689

Shareholders' equity:
Common stock, $0.10 par value, authorized 25,000,000 shares,4,195,078 and 4,166,457 shares issued and 4,120,411 and 4,091,790 shares outstanding in 2009 and 2008, respectively	412	409
Additional paid-in capital	21,392	20,956
Accumulated deficit	(4,936)	(4,089)
Total shareholders' equity	16,868	17,276
Total Liabilities and Shareholders' Equity	$22,203	$22,965

(more)	6

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Six Months Ended April 30,
	2009	2008
Cash Flows From Operating Activities:
Net loss	$(847)	$(1,048)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	582	611
Stock-based compensation	365	217
Increase in inventory obsolescence reserve	96	37
Decrease in allowance for doubtful accounts	(107)	(1)
Changes in operating assets and liabilities:
Accounts receivable	691	2,135
Inventories	138	(857)
Prepaid expenses and other current assets	3	67
Accounts payable	(162)	(460)
Employee compensation	(102)	(415)
Deferred income	(108)	59
Warranty reserve	1	(65)
Other current liabilities and accrued expenses	17	3
Net cash provided by operating activities	567	283

Cash Flows From Investing Activities:
Purchase of property and equipment and intangible assets	(48)	(113)
Net cash used in investing activities	(48)	(113)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock under employee stock purchase plan	11	11
Proceeds from the exercise of stock options	63	—
Net cash provided by financing activities	74	11

Net increase in cash and cash equivalents	593	181

Cash and cash equivalents at beginning of period	9,047	6,908

Cash and cash equivalents at end of period	$9,640	$7,089

###

7